Effective on or around June 16, 2006 (the "effective date"), the Global Strategic Income Fund’s name changed to Strategic Income Fund.  In addition, the Fund changed its investment objective and strategies.  As of the effective date, the Fund was given wider latitude to allocate its investments among strategies and sectors that include domestic and international fixed income securities as well as a broad array of derivatives and relative value strategies. In addition, the Fund was authorized to utilize investments and strategies that were not contemplated or widely utilized previously including short selling. In addition, on the effecitve date, the Fund had the ability to invest a much greater percentage of its assets in a single type of investment or strategy than previously permitted. For example, on the effective date, the Fund was permitted to invest substantially all of its assets in high yield securities (also known as junk bonds) and up to 50% of its assets in foreign securities and emerging market debt securities.